UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 19, 2014

Aon plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	1-7933	98-1030901
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8 Devonshire Square, London, England (Address of Principal Executive Offices)		EC2M 4PL (Zip Code)
Registrant’s telephone number, including area code: +44 20 7623 5500
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
___    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective as of March 19, 2014, the Board of Directors (the "Board") of Aon plc (the "Company") appointed James W. Leng as a director of the Company. Mr. Leng will serve until the Company's 2014 annual general meeting of shareholders, when he is expected to be subject to re-appointment by a vote of the Company's shareholders. The Board has not determined any committee appointments for Mr. Leng.
Mr. Leng served as Chairman from 2012 to 2013, and as a director from 2010 to 2013, of HSBC Bank plc. From 2003 to 2008 he was Chairman of Corus Group plc, a global steel company sold to Tata Steel of India where he was also Deputy Chairman until July 2009. From 1995 to 2001, Mr. Leng served as Chief Executive of Laporte plc, a London-listed international specialty chemicals business. From 1984 to 1995, Mr. Leng served in a variety of roles with Low & Bonar plc, a packaging and performance materials company, most recently serving as Group Chief Executive from 1992 to 1995. Mr. Leng currently serves as Senior Independent Director of Genel Energy plc; as a director of Alstom SA; and as Chairman, European Advisory Board for AEA Investors LLC.
Mr. Leng will receive the standard compensation for service on the Board, which currently consists of $105,000 in cash compensation per annum, payable quarterly, and an annual equity grant on the date of the Company’s annual general meeting of shareholders with a value of $155,000. The Company expects Mr. Leng to enter into the standard director indemnification agreement that the Company enters into with its directors. A copy of a substantially similar form of the indemnification agreement is filed as Exhibit 10.4 to the Company's Form 8-K12B filed on April 2, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon plc
	By:	/s/ Peter Lieb
Date: March 21, 2014		Peter Lieb Executive Vice President, General Counsel and Company Secretary

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